As filed with the Securities and Exchange Commission on August 13, 2012.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CECO ENVIRONMENTAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	13-2566064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4625 Red Bank Road

Cincinnati, Ohio 45227

(513) 458-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Lang

Chief Executive Officer

CECO Environmental Corp.

4625 Red Bank Road

Cincinnati, Ohio 45227

(513) 458-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to: Leslie J. Weiss, Esq. Barnes & Thornburg LLP One North Wacker Drive, Suite 4400 Chicago, Illinois 60606 (312) 214-4864

Approximate date of commencement of proposed sale to the public: From time to time following the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	750,000	$7.92	$5,940,000	$680.73

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.
(2)	Estimated pursuant to paragraph (c) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of CECO Environmental Corp. common stock on August 8, 2012, as reported on the NASDAQ Global Market.

PROSPECTUS

August 13, 2012

CECO ENVIRONMENTAL CORP.

DIVIDEND REINVESTMENT PLAN

750,000 shares of Common Stock

This prospectus relates to 750,000 shares of common stock, par value $0.01 per share, of CECO Environmental Corp., which may be offered and sold from time to time pursuant to the terms of the CECO Environmental Corp. Dividend Reinvestment Plan, which we refer to as the Plan.

The Plan provides an economical and convenient way for our stockholders to designate all or a portion of the cash dividends on their shares of our common stock for reinvestment in additional shares of our common stock, subject to a minimum reinvestment percentage of 10%. Through participation in the Plan, you will have the opportunity to reinvest cash dividends paid on your shares of common stock in additional shares of common stock, at a discount ranging from 0% to 5%, as we may determine from time to time in our sole discretion. At the time of this prospectus, we are offering a discount on the purchase of shares of common stock directly from us through the Plan of 2% for reinvested dividends (see Question 12), which is subject to change. We reserve the right to change or eliminate the discount at any time. The price for the common stock purchased from us directly will be the average of the daily high and low sales price of our shares of common stock on the NASDAQ Global Market for the five trading days immediately preceding the purchase date, less the discount rate, if any.

Our shares of common stock are traded on the NASDAQ Global Market under the symbol “CECE.” On August 9, 2012, the closing sales price of our common stock was $8.32 per share.

Please read this prospectus carefully and keep it and any future investment statements for your reference. If you have any questions about the Plan, please call the Plan Administrator, American Stock Transfer & Trust Company LLC, or AST, toll free at (866) 708-5574, 24 hours a day, seven days a week. Customer service representatives are available Monday through Friday, between the hours of 8:00 A.M. and 8:00 P.M. Eastern time (except holidays).

The Plan does not represent a change in our dividend policy or a guarantee of future dividends. Dividends will continue to depend on earnings, financial requirements, and other factors.

Investing in our common stock involves certain risks. Before investing in our common stock, you should carefully read the information set forth in our discussion of “Risk Factors” beginning on page 5 as well as the risk factors described in periodic reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Please read this prospectus carefully before investing and retain it for your future reference.

This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2012.

ABOUT THIS PROSPECTUS

Please read this prospectus carefully. If you own our common stock now, or if you decide to buy it in the future, then please keep this prospectus with your permanent investment records, since it contains important information about the Plan.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus to “we,” “us,” “our,” “the Company,” “CECO,” or similar references means CECO Environmental Corp. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document that we have filed with the SEC at the SEC’s Public Reference Room at the following address:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at the address above. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

In addition, we make available on our website at www.cecoenviro.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, as soon as practicable after they have been electronically filed with the SEC. Unless otherwise specified, information contained on our website, available by hyperlink from our website or on the SEC’s website, is not incorporated into this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

INCORPORATION OF INFORMATION

WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC as described below. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 16, 2012;

•	our definitive Proxy Statement on Schedule 14A filed on April 10, 2012;

•	our Current Reports on Form 8-K filed on March 8, 2012 (other than information “furnished” but not “filed”), May 10, 2012 (other than information “furnished” but not “filed”) and May 18, 2012;

•	our Quarterly Reports on Form 10-Q filed on May 11, 2012 and August 10, 2012; and

•

the description of the Company’s common stock contained in our registration statement on Form 10 filed on December 13, 1992, together with all amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. Requests for these documents should be directed to us at the following address:

CECO Environmental Corp.

Attention: Investor Relations

4625 Red Bank Road, Suite 200

Cincinnati, OH 45227

Telephone: (513) 458-2600

We are also incorporating by reference any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, in each case except to the extent that all or any portion of such filing is “furnished” rather than “filed” by the Company with the SEC for purposes of Section 18 of the Exchange Act or otherwise. You may request a free copy of any documents referred to above, including exhibits specifically incorporated by reference in those documents, by contacting us at the address above.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain forward-looking statements, which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are not guarantees of performance. They are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our business, financial condition, operations and future prospects and that could cause our actual results to differ significantly from those contained in any forward-looking statement include, but are not limited to, the affect of the unfavorable global, national and local economic conditions on our customers and our businesses, the changing political conditions in the United States and other countries, governmental laws and regulations surrounding various matters such as environmental remediation, contract pricing, international trading restrictions, customer product acceptance, changes in or developments with respect to any litigation or investigations relating to the Company, continued access to capital markets, and foreign currency risks as well as the risk factors discussed in “Risk Factors” below and other factors noted throughout this prospectus and the documents we incorporate by reference. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents incorporated herein by reference. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus or, if applicable, the date of the information incorporated herein by reference, as the case may be.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, projections or achievements and our actual results and performance could differ materially from those set forth in the forward-looking statements. Except as required by applicable laws or regulations, we do not undertake any obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

THE COMPANY

We are one of the leading providers of air-pollution control technology products and services. These products, technology, and services are marketed under the “Kirk & Blum,” “CECO Filters,” “Busch International,” “CECO Abatement Systems,” “KB Duct,” “Effox,” “Fisher Klosterman,” “Buell,” “Flextor,” and “A.V.C.” trade names. Our revenues are generated by our services of engineering and designing as well as building equipment, and installing systems that capture, clean and destroy airborne contaminants from industrial facilities and equipment that controls emissions from such facilities. We have a diversified base of more than 3,500 active customers among a myriad of industries including aerospace, brick, cement, steel, ceramics, metal working, ethanol, printing, paper, food, foundry, power, refining, mining, metal plating, woodworking, chemicals, tobacco, glass, automotive, and pharmaceuticals. Therefore, our business is not concentrated in a single industry or customer.

We were incorporated in New York State in 1966 and reincorporated in Delaware in January 2002. Our corporate office is located at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 and we can be contacted at (513) 458-2600. We maintain a website at www.cecoenviro.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our periodic reports filed with the SEC under the Exchange Act, which are incorporated by reference in this prospectus as well as the risk factors discussed in Questions 27 and 28 below and other factors noted throughout this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

DESCRIPTION OF THE PLAN

The following constitutes our Dividend Reinvestment Plan, effective as of the date the Registration Statement on Form S-3 relating to the Plan is filed with the SEC. All references in this prospectus to “common stock” refer to our shares of common stock, par value $0.01 per share.

Purpose

1.	What is the purpose of the Plan?

The Plan is a convenient and economical stock purchase program available for existing stockholders to increase their holdings in our common stock. Participants in the Plan may have all or a portion of their cash dividends automatically reinvested in our common stock, subject to a minimum reinvestment percentage of 10% (that is, at least 10% of your share holdings). The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our common stock.

Participation Options

2.	What are my investment options under the Plan?

If you are a stockholder and elect to participate in the Plan, you may have cash dividends on all or a portion of your shares (subject to a minimum reinvestment percentage of 10% of your share holdings) of our common stock, held by you, automatically reinvested in additional shares of our common stock.

As a result of the Emergency Economic Stabilization Act of 2008, the Plan Administrator will now report cost basis to both the participants in the Plan and the Internal Revenue Service, or IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the Plan requires stockholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

Advantages

3.	What are the advantages of the Plan?

The advantages of the Plan are as follows:

•

Reinvestment of Dividends. Participants may purchase additional shares of common stock automatically by reinvesting all or a portion of their cash dividends, subject to a minimum reinvestment percentage of 10%. Dividend payments not reinvested will be paid by check.

•

Fractional Shares. Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed to three decimal places. Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account. Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of common stock, unless you specify otherwise.

•

Discount. We may offer a discount of up to 5% of the market price on purchases of shares of common stock under the Plan for stock purchased directly from us. We initially are offering a discount of 2% for reinvested dividends. We reserve the right to change the amount of the discount at any time without notice, although we may advise participants through a press release (or other appropriate means) of any change in the applicable discount.

•

Certificate Safekeeping. The Plan offers a “safekeeping” service, whereby record holders may deposit any share certificates they may have with the Plan Administrator and have their certificated shares credited to their Plan account. This feature prevents share certificate loss, theft or destruction. Since deposited shares become book-entry shares, they may be transferred or sold through the Plan in a convenient and economical manner. Please see Question 15 for a description of how to deposit your stock certificates with the Plan Administrator, and Question 22 for a list of the fees.

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Reduced Fees. Fees charged to participants are usually less than if the individual investor purchased or sold shares outside of the Plan through a broker. Please see Question 22 for a list of such fees.

•

Sale or Transfer of Shares. Participants may request the sale of a portion or all of their Plan shares. Participants will be responsible for any brokerage fees and other expenses associated with the sale. Please see Question 22 for a list of such fees and expenses.

•

Simplified Recordkeeping. Participants are furnished periodic statements which show the detail of each transaction and indicate the share balance of the Plan account, providing a simplified method of recordkeeping.

Disadvantages

4.	What are the disadvantages of the Plan?

The disadvantages of the Plan are as follows:

•

General Risk. Your investment in shares of common stock purchased under the Plan is not different from any investment in shares that you purchase directly. We cannot assure you of a profit or protect against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

•	No Interest Paid on Funds Pending Investment. No interest is paid on dividends held by the Plan Administrator pending reinvestment.

•

Purchase/Sale Price Determination. Participants have no control over the share price or the timing of the purchase or sale of Plan shares. Participants cannot designate a specific price or a specific date at which to purchase or sell shares of common stock or the selection of a broker/dealer through or from whom purchases or sales are made. In addition, participants will not know the exact number of shares purchased until after the investment date.

•

Reinvested Dividends and Other Amounts may be Treated as Dividends for Tax Purposes. Participants who reinvest dividends paid on shares of common stock generally will be treated for federal income tax purposes as having received a dividend, but will not receive cash to pay any tax payment that may be owed on that dividend. In addition, in some cases the participant will be treated as having received an additional distribution attributable to any Plan discount that may be offered.

•

No Discount for Open Market or Privately Negotiated Transactions. If we direct the Plan Administrator to purchase shares of common stock in the open market or in privately negotiated transactions with third parties (as we may do in our sole discretion without notice to you), you will not receive any discount on the purchase. At the present time, we do not contemplate the purchase of shares of common stock in the open market or in privately negotiated transactions for dividend reinvestments.

•

Purchase Price may be Higher than Market Price. Shares of common stock purchased directly from us under the Plan are based on a formula described under Question 12. As a result of this formula, the purchase price under the Plan may exceed the open market price on the investment date. Additionally, without giving you prior notice, we may direct the Plan Administrator to buy shares of common stock under the Plan either in the open market or in privately negotiated transactions with third parties. The purchase price for shares of common stock purchased in the open market or in privately negotiated transactions with third parties will equal the weighted average of the purchase prices paid by the Plan Administrator for the shares and you will not receive the benefit of any discount. Please see Question 22 for more detailed information.

•

Delay of Sales. Since the Plan Administrator of the Plan may sell shares only once per week, sales of shares of common stock held in your Plan account may be delayed. However, AST may sell shares more often at the current market price.

•	Plan Shares May Not be Pledged. You may not pledge shares of common stock deposited in your Plan account unless you withdraw those shares from the Plan.

Administration

5.	Who administers and interprets the Plan? How do I contact them?

Administration of the Plan is conducted by the individual, bank, trust company or other entity (including our company) appointed from time-to-time by us to act as administrator of the plan. AST is the current Plan Administrator. The Plan Administrator is responsible for administering the plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan. The number of shares credited to your account under the Plan will be shown on your statement of account.

You may contact AST by:

Internet

You can obtain information and perform certain transactions on your plan account on the AST website at www.amstock.com.

Telephone

You can telephone AST toll-free within the United States and Canada by calling (866) 708-5574. An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available Monday through Friday, between the hours of 8:00 A.M. and 8:00 P.M. Eastern time (except holidays).

Mail

You may write to the Plan Administrator at the following address:

For inquiries, to:

CECO Environmental Corp. Dividend Reinvestment Plan

c/o American Stock Transfer & Trust Company LLC

Shareholder Relation Department

6201 15th Avenue

Brooklyn, New York 11219

For transaction processing, to:

CECO Environmental Corp. Dividend Reinvestment Plan

c/o American Stock Transfer & Trust Company LLC

Plan Administration Department

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

You should be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to “CECO Environmental Corp.” on all correspondence.

We may replace the Plan Administrator at any time upon written notice to the Plan Administrator, and the Plan Administrator may resign as the Plan Administrator. If we replace the Plan Administrator or the Plan Administrator resigns, we may designate another qualified administrator as successor to the Plan Administrator for all or a part of the Plan Administrator’s functions under the Plan. All participants will be notified of any such change. If we change the Plan Administrator, references in this prospectus to the Plan Administrator shall be deemed to be references to the successor Plan Administrator, unless the context requires otherwise.

Participation

6.	Who is eligible to participate in the Plan?

Record Owners. You are a record owner if you own shares of common stock that are registered in your name with our transfer agent. If you are a record owner, you may participate directly in any or all of the features of the Plan.

Beneficial Owners. You are a beneficial owner if you own shares of common stock that are registered in the name of a broker, bank or other nominee. If you are a beneficial owner, you must either:

•	Become a record owner by having shares transferred into your own name, or

•

Make arrangements with the brokerage firm, bank or other nominee holding your Company shares as “record holder” to participate in the plan on your behalf. To do this, you need to directly contact the brokerage firm, bank or other nominee holding your CECO shares. The Plan Administrator cannot do this for you. Further, participation in the plan will be in the name of the brokerage firm, bank or other nominee as record holder and not in your own name. Therefore, any changes you wish to make with regard to the plan must be made directly with such brokerage firm, bank or other nominee. You will be responsible for any fees charged by the brokerage firm, bank or other nominee to accommodate your request to participate in the plan. Any shareholder whose broker, bank or nominee does not participate in the Plan must have their shares transferred into their own name so that the shares will be directly registered in their name with AST before they can participate in the Plan.

Plan Restrictions

7.	What are there restrictions on participation in the Plan other than those described under Question 6?

Legality/non-U.S. Citizens. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are not a U.S. citizen but currently own shares of our common stock, you can participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan. We reserve the right to terminate the participation of any stockholder if we deem it advisable under any foreign laws or regulations. You will be subject to certain tax withholding regarding dividends that are reinvested.

Our Discretion. We reserve the right to modify, suspend or terminate the Plan. Additionally, we may modify, suspend or terminate the participation in the Plan by any participant in order to eliminate practices which are, in our sole discretion, not consistent with the purpose or operation of the Plan or which adversely affect the price of our shares of common stock.

Enrollment

8.	Is Participation in the Plan voluntary? How do I enroll in the Plan?

Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan.

If you are eligible to participate in the Plan, you may join the Plan at any time after being furnished with a copy of this prospectus. Once you enroll in the Plan, you will remain enrolled until you withdraw from the Plan or we terminate the Plan or your participation in the Plan.

Authorization Form. To enroll and participate in the Plan, you must complete an Authorization Form and mail it to the Plan Administrator at American Stock Transfer & Trust Company LLC, P.O. Box 922, Wall Street Station, New York, NY 10269-0560. You may also enroll by accessing the Plan Administrator’s website at www.amstock.com. If your shares of common stock are registered in more than one name (such as joint tenants or trustees), all such registered holders must sign the Authorization Form. If you are eligible to participate in the Plan, you may sign and return the Authorization Form to participate in the Plan at any time. The Plan Administrator must receive a properly executed Authorization Form by the dividend record date for the relevant dividend payment.

Record Holders. If you own shares of common stock that are registered in your name (not the name of a broker, bank or other nominee), you can enroll in the Plan by completing an Authorization Form and submitting it to the Plan Administrator. As a record holder, you may participate in any of the services of the Plan.

Beneficial Holders. Shareholders who own their shares through a broker, bank or other nominee (“beneficial owners”) should contact their broker, bank or nominee as to what portions of the Plan are available to them and how they can enroll. Any shareholder whose broker, bank or nominee does not participate in the Plan must have their shares transferred into their own name so that the shares will be directly registered in their name with AST before they can participate in the Plan.

Dividend Reinvestment Options

9.	How do I reinvest dividends?

Choosing Your Investment Options. If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Authorization Form:

•

Full Dividend Reinvestment. You may elect to reinvest all of your cash dividends by designating your election on your enrollment form. Dividends paid on all shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock.

•

Partial Dividend Reinvestment. You may elect to receive part of your dividends in cash by designating your election on your enrollment form, subject to a minimum reinvestment percentage of 10%. This means that you must elect to reinvest dividends with respect to at least 10% of your share holdings. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to reinvest your dividends in additional shares of common stock. Dividends on all shares purchased for your account under the Plan will be automatically reinvested in additional shares of our common stock. Cash dividends paid on shares of our common stock owned by you that are not held in your Plan account, and for which you do not elect to reinvest dividends, will continue to be paid directly to you.

As a result of the Emergency Economic Stabilization Act of 2008, the Plan Administrator will now report cost basis to both the participants in the Plan and the IRS. The common reporting method applicable to dividend reinvestment plans is the average basis method. In order to use this method, the Plan requires stockholders to reinvest a minimum of 10% of their dividend each scheduled disbursement date. If your account falls under the 10% mandatory threshold, you will be sent a notification outlining your alternatives for dividend reinvestment.

You should choose your investment option by checking the appropriate option(s) on the Authorization Form. If you sign and return an Authorization Form without checking an option, the Plan Administrator will choose the “Full Dividend Reinvestment” option and will reinvest all cash dividends on all shares of common stock registered in your name. If you select both Full and Partial Dividend Reinvestment, the Plan Administrator will choose the “Full Dividend Reinvestment.”

Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends. Dividends paid on shares credited to your account will be included in information provided both to you and the IRS. You will generally be treated for federal income tax purposes as having received a dividend on the related date of purchase of shares of common stock under the Plan, which may give rise to a tax payment obligation without providing you with corresponding cash to pay such tax when it becomes due. See Question 23 “What are the federal income tax consequences of participating in the Plan?” below.

The Plan Administrator must receive a properly executed Authorization Form by the dividend record date for the relevant dividend payment.

Changing Your Investment Option. You may change your investment option by contacting the Plan Administrator. The Plan Administrator must receive any change with regard to your participation in the Plan by the record date for a dividend payment in order for the change to be effective for that dividend payment. You may, of course, choose not to reinvest any of your dividends, in which case the Plan Administrator will remit any dividends to you.

Timing of Dividend Reinvestments

10.	When are dividends reinvested?

The Plan Administrator will invest dividends in additional shares of common stock that are purchased directly from us on the dividend payment date, unless the dividend payment date is not a day on which the NASDAQ Global Market is open for trading, in which case the dividends will be invested on the next trading day. In the case of purchases on the open market or in privately negotiated transactions with third parties, the Plan Administrator will make such purchases as soon as practicable on or after the dividend payment date. No interest will be paid on cash dividends received and held pending investment by the Plan Administrator.

We recently commenced paying quarterly dividends in the third fiscal quarter of 2011, and have paid such dividends on the last trading day of the quarter. In the past, the dividend record dates have preceded the dividend payment dates by 10 to 15 days. We cannot assure you that we will continue to pay dividends according to this schedule, and nothing contained in the Plan obligates us to do so. Neither we nor the Plan Administrator will be liable when conditions, including compliance with the rules and regulations of the SEC or NASDAQ, prevent the Plan Administrator from buying shares of common stock or interfere with the timing of such purchases.

For purposes of the Plan, we may aggregate all dividend reinvestments for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one Plan account. In addition, all Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends for each such account would be consistent with the purposes of the Plan, we have the right to aggregate all such accounts and to return, without interest, within 30 days any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

We pay dividends as and when authorized and declared by our board of directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the Plan obligates us to do so. The Plan does not represent a guarantee of future dividends.

Common Stock Purchases

11.	What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan will be used to purchase either newly issued shares directly from us, or shares on the open market or in privately negotiated transactions with third parties, at our discretion. Shares purchased directly from us will consist of authorized but unissued shares of common stock.

We may also, without prior notice to participants, change our determination as to whether shares of common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately negotiated transactions. In connection with any purchase of shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions (which will be included in the processing fee referred to in Question 22 below) and therefore the cash dividends on your shares to be reinvested in our stock under the Plan will be reduced by the amount of such commissions for which you are responsible.

Share purchases in the open market may be made on any stock exchange where our common stock is traded or in privately negotiated transactions on such terms as AST may reasonably determine. Neither we nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by AST. No one, other than AST, may select the broker or dealer through or from whom purchases are to be made.

Price of Shares Purchased

12.	At what price will shares be purchased?

The purchase price for shares under the Plan depends on whether the Plan Administrator obtains shares by purchasing them directly from us, in the open market or in privately negotiated transactions with third parties:

•

the purchase price for shares of common stock that the Plan Administrator purchases directly from us will be equal to the average of the daily high and low sales prices of our shares of common stock on NASDAQ Global Market for the five trading days in which our shares are traded immediately preceding the purchase date, less any applicable discount rate.

•

the purchase price for shares of common stock purchased in the open market or in privately negotiated transactions will be equal to the weighted average price of all the shares purchased by the Plan Administrator for all participating participants on the applicable purchase date.

We may change the discount at anytime, in our sole discretion, but the discount shall always be between 0%—5%.

Stock Certificates and Safekeeping

13.	Will I receive certificates for shares purchased through the Plan?

Unless your shares are held by a broker, bank or other nominee, you will not receive certificates for shares purchased through the Plan. The Plan Administrator will maintain shares purchased under the Plan in your Plan account. Plan account shares are held in your name in non-certificated, “book-entry” form. This service protects against the loss, theft or destruction of certificates evidencing your shares of common stock.

14.	Can I get certificates if I want them?

Yes, if you should ever want a share certificate for all or a portion of the whole shares in your Plan account, the Plan Administrator will issue and deliver one to you upon your written request. The Plan Administrator will not issue certificates for fractional shares. The Plan Administrator will handle the request at no cost to you. The Plan Administrator will continue to credit any remaining whole or fractional shares of common stock to your account.

15.	May I deposit stock certificates I currently hold into my Plan account?

If you own shares of common stock in certificated form, you may deposit all or a portion of the certificates in your possession with the Plan Administrator for safekeeping. To deposit your stock certificates, you should send the certificates to the Plan Administrator by registered or certified mail, return receipt requested (or some other form of traceable mail), and properly insured. Since you bear the risk of loss in transit, the insured amount should represent the approximate cost to you of replacing the certificates if they are lost in transit to the Plan Administrator. You should not sign the certificate(s) or complete the assignment section. The Plan Administrator will promptly send you a statement confirming each stock certificate deposited. The Plan Administrator will credit the shares of common stock represented by the certificates to your account in book-entry form and will combine the shares with any whole and fractional shares then held in your Plan account.

In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 16 for more information on how to sell your shares of common stock under the Plan.

The Plan Administrator charges a $7.50 per transaction fee for stock certificates deposited.

Sale and Transfer of Shares

16.	How can I sell shares in my Plan account?

You can sell any number of shares held in your Plan account at any time by contacting the Plan Administrator. After receipt of your sale request, the Plan Administrator will sell such shares through a designated broker or dealer. The Plan Administrator will mail to you a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. The Plan Administrator will sell shares of common stock at least once per week (or more often as determined by the Plan Administrator) at the current market prices through one or more brokerage firms.

AST reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than AST, will select the broker(s) or dealer(s) through or from whom sales are to be made.

Cost of Selling Shares. The Plan requires that you pay all costs associated with the sale of your shares under the Plan. Please see Question 22 for a description of such costs.

Termination of Your Account Upon Sale of All Shares. If you no longer hold any shares in your Plan account, the Plan Administrator may close your Plan account. Similarly, if you hold less than one share in your Plan account, the Plan Administrator may liquidate the fractional share and remit the proceeds to you, less any applicable fees, and close your Plan account.

Timing and Control. Because the Plan Administrator will purchase or sell the shares on behalf of the Plan, neither we nor any participant in the Plan have the authority or power to control the timing or pricing of shares purchased or sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time when your shares are purchased or sold through the Plan, and will bear the market risk associated with fluctuation in the price of shares of common stock. That is, if you send in a request to sell shares, it is possible that the market price of shares of common stock could go down or up before the broker sells your shares and the per share sales price you receive will be the average price of all shares sold for Plan participants with respect to that sale date. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker. In addition, you will not earn interest on a sales transaction.

17.	How can I transfer or give gifts of shares?

You may transfer ownership of some or all of your shares held through the Plan. You may call AST at (866) 708-5574 for complete transfer instructions or go to www.amstock.com to download the appropriate materials. You will be asked to send AST written transfer instructions and your signature must be “Medallion

Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee Program. The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred. A notary is not sufficient. Absent any instructions by you, if you are enrolled in the Plan, any transferee of your shares will automatically be enrolled in the Plan too.

18.	Can I transfer my right to participate in the Plan to another person?

You may not transfer your right to participate in the Plan to another person. However, you may change ownership of all or part of your Plan shares through a gift, sale or otherwise at any time.

Termination of Participation

19.	How would I terminate my participation?

You may withdraw from the Plan at any time. To do so, you must provide notice to the Plan Administrator instructing it to terminate your Plan participation. Notice may be provided by mail, telephone or through the Plan Administrator’s website. To be effective for any given dividend payment, the Plan Administrator must receive notice at least three days prior to the next purchase date. If your Plan withdrawal notice is received less than three days before the next purchase date, the dividend will be applied in accordance with the Plan, but subsequent dividends will be paid to you in cash. Upon termination of your Plan account, you will receive a certificate for the whole shares you held under the Plan, and a check for any fractional shares held in your account at the time of termination based on the current market value less any applicable service fees. If the proceeds from the sale of a fractional share are insufficient to cover the sale and processing fees, no such check will be issued. After the Plan Administrator terminates your account, future dividends will be sent directly to you by check. Alternatively, if you so direct, the Plan Administrator will sell all whole and fractional shares in your Plan account and send you a check for the proceeds less any applicable fees.

Rejoining the Plan After Withdrawal. After you withdraw from the Plan, you may rejoin the Plan at any time by delivering a new Authorization Form to the Plan Administrator. However, the Plan Administrator has the right to reject your Authorization Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Plan Administrator’s exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term stockholder investment service.

Reports and Notices to Participants

20.	How will I keep track of my investments?

The Plan Administrator will send you a year to date statement confirming the details of each transaction you make. If you continue to participate in the Plan but have no transactions, the Plan Administrator will send you an annual statement after the end of the year detailing the status of your holdings of shares of common stock in your Plan account. Participants who have elected to have their dividends reinvested will receive a quarterly Plan account statement in addition to the transaction notices.

21.	Where will notices be sent?

The Plan Administrator will address all of its notices to you at your last known address. You should notify the Plan Administrator promptly, in writing, of any change of address.

Fees and Commissions

22.	What are the costs of participating in the Plan?

As of the date of this prospectus, the Plan does not intend to acquire shares in the open market. However, the Plan may in the future acquire shares in the open market. As long as the Plan does not acquire shares in the open market, you will not pay any fees or brokerage commissions for shares of common stock purchased with your reinvested dividends. For all other transactions you will be responsible for the fees and commissions set forth below, which will be deducted from your account by the Plan Administrator. In the event that the Plan purchases shares in the open market, you will be responsible for such fees and commissions, including brokerage fees, as the Plan Administrator imposes.

Summary of Fees and Commissions

Fees
	If Purchases are Made Directly from Us	If Purchases (Sales) are Made in the Open Market
Enrollment Fee	None	None
Service fee for dividend reinvestment	None	4% ($2.50 max)
Processing fee (including any brokerage commissions the Plan Administrator is required to pay)	None	$0.10 per share
Service fee for sale of shares (partial or full) or termination	$15.00	$15.00
Deposit or share certificate safekeeping service	$7.50	$7.50
Certificate Issuance	None	None

The Plan Administrator may amend or modify these fees and commissions at any time, in its sole discretion.

23.	Federal Tax Consequences

What are the federal income tax consequences of participating in the Plan?

The following is a summary of the federal income tax consequences of participation in the Plan as of the date of this prospectus. However, this summary does not reflect every situation that could result from participation in the Plan, is for general information only and does not constitute tax advice. Therefore, we advise you to consult your own tax and other advisors for information about your specific situation.

The information in this section is based on the Internal Revenue Code of 1986, as amended, or the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

Generally, stockholders participating in the Plan will have the same federal income tax obligations with respect to dividends credited to the participant’s account under the Plan as other non-participating stockholders who elect to receive cash dividends directly. A participant is treated for federal income tax purposes as having received, on the dividend payment date, a dividend equal to the sum of: (i) the fair market value of any shares of common stock purchased under the Plan even though that amount was not actually received by the participant in cash but, instead, was applied to the purchase of additional shares for the participant’s account under the Plan ; and (ii) any cash distributions actually received by the stockholder with respect to any common stock not included in the Plan. Additionally, the participant will be deemed to have received taxable income in the amount of commissions and other brokerage expenses, if any, paid in purchasing shares on the participant’s behalf. The total amount of cash and other distributions will be reported to stockholders and to the IRS on the appropriate tax form shortly after the end of each year.

The tax basis of shares of common stock acquired under the Plan will be equal to the fair market value of the shares on the Purchase Date plus any brokerage costs paid by the stockholder. A stockholder’s holding period for common stock acquired under the Plan generally will begin on the day after the date on which the common stock is credited to the stockholder’s account.

Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits (as determined for federal income tax purposes) and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as either: (i) a “capital gain” dividend; or (ii) for taxable years beginning before December 31, 2012, in the case of stockholders taxed at individual rates who satisfy certain holding period requirements, as “qualified dividend income” pursuant to applicable federal income tax rules). To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a stockholder’s adjusted tax basis in our common stock and, to the extent in excess of the stockholder’s basis, will be taxable as a gain realized from the sale of the stockholder’s common stock. Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will generally not be eligible for the corporate dividends-received deduction.

You will not recognize gain or loss for federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account. However, you will generally recognize gain or loss when you sell or exchange shares received from the Plan or when a fractional share interest is liquidated. Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

We or the Plan Administrator may be required to deduct as “backup withholding” (currently twenty-eight percent (28%)) of all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan. Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account. You are subject to backup withholding if: (i) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number, or TIN; (ii) the IRS or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (iii) the IRS or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (iv) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding. Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount.

If you are a foreign stockholder, you need to provide the required federal income tax certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a foreign stockholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account. Foreign participants should consult with their own tax advisors regarding the application of U.S. federal withholding taxes to them and all other tax consequences to them under the applicable tax laws and tax treaties as a result of their participation in the Plan.

The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan and may not be applicable to certain participants, such as tax-exempt entities. You should consult your own tax and other professional advisors regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your individual participation in the plan or the disposal of shares acquired pursuant to the Plan.

Other Information

24.	How can I vote my shares?

You will receive proxy material for all shares in your Plan account. You may vote your shares of common stock either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of stockholders. The proxy will be voted in accordance with your direction. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

25.	Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time. You will receive notice of any material amendment, modification, suspension or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan.

If we terminate the Plan, you will receive a certificate for all whole shares held in your Plan account and a check representing the value of any fractional shares based on the then current market price. We also will return to you any uninvested dividends held in your account.

26.	How will a stock split or a rights offering affect my Plan account?

Stock Split. We will adjust your account to reflect any stock split or dividend payable in shares of common stock. In such event, the Plan Administrator will receive and credit to your Plan account the applicable number of whole and/or fractional shares of common stock.

Rights Offering. If we have a rights offering in which we issue separately tradable and exercisable rights to registered holders of shares of common stock, we will transfer the rights attributable to whole shares of common stock held in your Plan account to you as soon as practicable after we issue such rights. The Plan Administrator will sell for your account any rights attributable to fractional shares.

The Plan Administrator, at its sole discretion, may curtail or suspend transactions pending under the Plan until completion of any stock split or dividend, rights offering or other corporate action.

27.	Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted. The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell — both as to timing and pricing terms and related expenses — or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

28.	What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•

There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•

The purchase price for shares purchased or sold under the Plan will vary. The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a purchase price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or purchase date or sale date, as appropriate.

•

We may not pay dividends. We recently began paying dividends and we can make no assurance that we will continue to pay dividends or even at the same rate. The Plan does not represent a guarantee of future dividends. Dividends will continue to depend on earnings, financial requirements, and other factors. In addition, under our current credit facility, we must obtain consent from our lender in order to continue paying dividends.

•

We may change our determination as to whether the Plan purchases shares directly from us, which could increase the fees you pay under the Plan. Although we presently expect that most shares will be purchased directly from us in the form of newly issued shares, we may, without giving you prior written notice, decide to instruct AST to purchase shares of our common stock directly from third parties through open market transactions. Such purchases will be subject to processing fees, currently $0.10 per share, which include any brokerage commission that the Plan Administrator is required to pay.

•

You will not earn any interest on your dividends or cash pending investment. No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•

The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NASDAQ Global Market, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

See also “Risk Factors” in this prospectus. You are encouraged to review these risk factors carefully.

29.	What are the responsibilities of you and the Plan Administrator?

Neither we nor the Plan Administrator will be liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (a) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Plan Administrator’s receipt of notice in writing of the death or incompetence, (b) relating to the prices and times at which the Plan Administrator buys or sells shares for your account, or (c) relating to any fluctuation in the market value of the shares of common stock.

We, the Plan Administrator and each of our respective agents will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable law, including Federal securities laws. Since we have delegated all responsibility for administering the Plan to the Plan Administrator, we specifically disclaim any responsibility for any of the Plan Administrator’s actions or inactions in connection with the administration of the Plan. None of our directors, officers or stockholders will have any personal liability under the Plan.

You should recognize that neither We nor AST can assure you of a profit or protect you against a loss on shares purchased through the Plan. You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

The payment of dividends is at the discretion of our board of directors and will depend upon future earnings, our financial condition and other factors. The board of directors may change the amount and timing of dividends at any time without notice.

30.	How will you interpret and regulate the Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary in our sole discretion to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Plan Administrator.

31.	What law governs the Plan?

The laws of the State of Delaware govern the Plan.

USE OF PROCEEDS

We will receive proceeds from the sale of shares of our common stock that the Plan Administrator purchases directly from us. We will not receive proceeds from the sale of shares of common stock that the Plan Administrator purchases in the open market or in negotiated transactions. We intend to use the net proceeds of the sale of any newly issued shares of common stock issued under the Plan for general corporate purposes. We have no basis for estimating either the number of shares of common stock that will ultimately be purchased directly from us, if any, under the Plan or the prices at which such shares will be sold.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of common stock in the open market or in negotiated transactions, we will sell directly to you through the Plan Administrator the shares of common stock acquired under the Plan. The shares of common stock may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions. Our shares of common stock are currently listed on the NASDAQ Global Market.

Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant under the Plan, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale or distribution thereof.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no maximum number of shares of common stock that can be issued pursuant to the reinvestment of dividends. In connection with any reinvestment of dividends in which the Plan Administrator purchases shares of common stock in the open market or negotiated transactions, you will pay your pro rata share of any trading fees. You also will have to pay any fees and commissions set forth in Question 22 of the Plan.

LEGAL MATTERS

The validity of the Plan shares will be passed upon for us by Barnes & Thornburg LLP, our outside counsel.

EXPERTS

The financial statements as of December 31, 2011 and 2010 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

CECO ENVIRONMENTAL CORP.

DIVIDEND REINVESTMENT PLAN

750,000 shares of Common Stock

PROSPECTUS

August 13, 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is a summary of the fees and expenses to be incurred by the Registrant in connection with the distribution of the securities registered under this registration statement.

Securities and Exchange Commission Registration Fee	$680.73	*
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	35,000
Printing Expenses	5,000
Miscellaneous Expenses	2,000

Total	$47,680.73

*	Represents actual expenses. All other expenses are estimates.

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent permitted by the Delaware General Corporation Law. Mandatory indemnification is required for directors and executive officers, and we provide for permissive indemnification for other officers, employees and agents. Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

Item 16. Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

5.1	Opinion of Barnes & Thornburg LLP.*

23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).*

23.2	Consent of BDO USA, LLP.*

24.1	Powers of attorney (included on signature page).*

99.1	Specimen CECO Environmental Corp. Dividend Reinvestment Plan Enrollment Form.*

*	Filed herewith.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in this registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cincinnati, state of Ohio, on this 13th day of August, 2012.

CECO ENVIRONMENTAL CORP.

By:	/s/ Jeffrey Lang
Jeffrey Lang Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Phillip DeZwirek and Jason DeZwirek as agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Lang Jeffrey Lang	Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2012

/s/ Benton L. Cook Benton L. Cook	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2012

/s/ Phillip DeZwirek Phillip DeZwirek	Director, Chairman	August 13, 2012

/s/ Arthur Cape Arthur Cape	Director	August 13, 2012

/s/ Jason DeZwirek Jason DeZwirek	Director	August 13, 2012

/s/ Thomas J. Flaherty Thomas J. Flaherty	Director	August 13, 2012

/s/ Ronald Krieg Ronald Krieg	Director	August 13, 2012

/s/ Jason D. Meretsky Jason D. Meretsky	Director	August 13, 2012

/s/ Jonathan Pollack Jonathan Pollack	Director	August 13, 2012

/s/ Donald A. Wright Donald A. Wright	Director	August 13, 2012

EXHIBIT INDEX

Exhibit No.	Document

5.1	Opinion of Barnes & Thornburg LLP.*

23.1	Consent of Barnes & Thornburg LLP (included in Exhibit 5.1).*

23.2	Consent of BDO USA, LLP.*

24.1	Powers of attorney (included on signature page).*

99.1	Specimen CECO Environmental Corp. Dividend Reinvestment Plan Enrollment Form.*

*	Filed herewith.